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                                                                    Exhibit 99.1
[NOVO NETWORKS LOGO]
                                                               NEWS ANNOUNCEMENT


Contact:
Chad E. Coben                                     Stewart Lewack, Joseph Jaffoni
Novo Networks, Inc.                               Jaffoni & Collins Incorporated
214/777-4100 ccoben@novonetworks.net                 212/835-8500; nvnw@jcir.com


                  NOVO NETWORKS, INC. SUBSIDIARIES FILE PLAN OF
                     REORGANIZATION AND DISCLOSURE STATEMENT

DALLAS, Texas, October 4, 2001 - Novo Networks, Inc. (Nasdaq:NVNW) today announced that its principal operating subsidiaries -- Novo Networks Operating Corp., AxisTel Communications, Inc. and e.Volve Technology Group, Inc. - filed a reorganization plan and disclosure statement with the U.S. Bankruptcy Court for the District of Delaware. The proposed plan contemplates a restructuring of debt and other financial obligations of the subsidiaries while refocusing the surviving operating entity on e.Volve's existing international telecommunications services.

Barrett N. Wissman, Novo Networks' President and co-founder, commented, "The proposed reorganization plan, if confirmed by the Bankruptcy Court, is intended to maximize the value of our subsidiaries' core telecommunications assets for the benefit of creditors and position the surviving entity to emerge from this process in stronger financial shape. The filing of the plan is an important first step towards successfully reorganizing the business and, importantly, will have no effect on e.Volve's operations, customers or ability to continue delivering low-cost, high quality transmission services over its international facilities based network."

The proposed disclosure statement has not been approved by the Bankruptcy Court, which must first determine whether the disclosure statement contains "adequate information" as required by the U.S. Bankruptcy Code prior to the solicitation of votes for acceptances of the plan. A hearing on approval of the subsidiaries' proposed disclosure statement is scheduled for November 5, 2001. In addition, approval of a plan of reorganization is subject to certain voting and confirmation requirements in accordance with the U.S. Bankruptcy Code. Novo Networks, Inc.'s principal operating subsidiaries -- Novo Networks Operating Corp., AxisTel Communications, Inc. and e.Volve Technology Group, Inc. -- each filed Chapter 11 petitions on July 30, 2001 in the U.S. Bankruptcy Court for the District of Delaware, Jointly Administered Case No. 01-10005 (RJN).

The statements in this press release which are not historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Such statements involve risks and uncertainties which could cause actual results to differ materially from management's expectations. Such risks and uncertainties include, but are not limited to, the risks inherent in bankruptcy court proceedings and risks associated with entering the financial services markets, as well as the risks detailed in our filings with the Securities and Exchange Commission, including without limitation, those detailed under the heading "Risk Factors" in our most recent Annual Report on Form 10-K. Novo Networks, Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise.

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